Exhibit 2.8

Description of rights of each class of securities

registered under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”)

As of December 31, 2023, Weibo Corporation, (or “Weibo,” “we,” “us,” “our company,” and “our”) had the following series of securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, or the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
American depositary shares, each representing one Class A ordinary share	WB	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)

Class A ordinary Shares, par value $0.00025 per share	9898	The Stock Exchange of Hong Kong Limited

US$800 million 3.500% Senior Notes Due 2024 (the “2024 Notes”)	N/A	Singapore Exchange Securities Trading Limited

US$750 million 3.375% Senior Notes Due 2030 (the “2030 Notes”)	N/A	Singapore Exchange Securities Trading Limited

Description of Class A Ordinary Shares

The following is a summary of material provisions of our currently effective fourth amended and restated memorandum and articles of association (the “Memorandum and Articles of Association”), as well as the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”) insofar as they relate to the material terms of our ordinary shares. Notwithstanding this, because it is a summary, it may not contain all the information that you may otherwise deem important. For more complete information, you should read our Memorandum and Articles of Association, which are filed with the SEC as an exhibit to our annual report on Form 20-F (File No. 001-36397) for the fiscal year ended December 31, 2023.

Type and Class of Securities (Item 9.A.5 of Form 20-F)

The ordinary shares of Weibo are divided into Class A ordinary shares and Class B ordinary shares, each par value $0.00025 per share. The respective number of Class A ordinary shares and Class B ordinary shares outstanding as of the last day of the Company’s respective fiscal year is provided on the cover of the annual report on Form 20-F (the “Form 20-F”) of the Company. Certificates representing the ordinary shares are issued in registered form. Weibo will issue only non-negotiable shares, and will not issue bearer or negotiable shares.

Preemptive Rights (Item 9.A.3 of Form 20-F)

Our shareholders do not have preemptive rights.

Limitations or Qualifications (Item 9.A.6 of Form 20-F)

We keep and intend to maintain a dual-class voting structure. Holders of Class A ordinary shares are entitled to one vote per share, while holders of Class B ordinary shares are entitled to three votes per share.

Due to the disparate voting powers attached to these two classes of ordinary shares, holders of our Class B ordinary shares will have decisive influence over matters requiring shareholders’ approval, including election of directors and significant corporate transactions, such as a merger or sale of our company. This concentrated control will limit the ability to influence corporate matters and could discourage others from pursuing any potential merger, takeover or other change of control transactions that holders of Class A ordinary shares and ADSs may view as beneficial.

Rights of Other Types of Securities (Item 9.A. 7 of Form 20-F)

Not applicable.

Rights of Class A Ordinary Shares (Item 10.B.3 of Form 20-F)

Classes of Ordinary Shares

Our ordinary shares are divided into Class A ordinary shares and Class B ordinary shares. Except for conversion rights and voting rights, the Class A ordinary shares and Class B ordinary shares shall carry equal rights and rank pari passu with one another, including but not limited to the rights to dividends and other capital distributions.

Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof. In addition, each Class B ordinary share shall automatically and immediately be converted (by way of being re-designated)  into one Class A ordinary share upon (a) any sale, transfer, assignment or disposition of Class B ordinary shares by a holder thereof to any person or entity which is not Mr. Charles Chao (the “Founder”) or a Founder’s Affiliate (as defined in our memorandum and articles of association); or (b) a change of control of any direct or indirect holder of any Class B ordinary shares, including but not limited to, any person other than the Founder or a Founder’s Affiliate gaining “Control” over any of SINA Parent Companies (e.g. by entering into an agreement with the Founder to jointly control the SINA Parent Companies), and even if the Founder or a Founder’s Affiliate remains to have joint “Control” of the SINA Parent Companies, all of the Class B ordinary shares to be held by such person or entity that is not the Founder or a Founder's Affiliate shall be automatically and immediately converted (by way of being re-designated) into an equal number of Class A ordinary shares. Moreover, each Class B ordinary share shall automatically and immediately be converted (by way of being re-designated) into one Class A ordinary share if at any time SINA and its Affiliates (as defined in our memorandum and articles of association) in the aggregate hold less than five percent (5%) of the issued Class B ordinary shares in our company, and no Class B ordinary shares shall be issued by our company thereafter. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances.

“Control” shall mean having (A) the power to control the management or elect a majority of members to the board of directors or equivalent decision-making body of, or (B) the power to exercise or control the exercise of 50% or more of the voting power (through power of attorney, voting proxies, shareholders’ agreements or otherwise) at the general meetings or other equivalent decision-making body of, such corporation, partnership or other entity. “SINA Parent Companies” shall mean the holding companies of Weibo Corporation, including New Wave MMXV Limited, Sina Group Holding Company Limited, SINA Corporation and any other intermediate holding company(ies) of Sina Corporation that may be established in the future.

Voting Rights

Holders of ordinary shares have the right to receive notice of, attend, speak and vote at general meetings of our company except were a shareholder is required, by the rules of the stock exchange on which the Company’s ADSs or shares are listed for trading, to abstain from voting to approve the matter under consideration. Holders of Class A ordinary shares and Class B ordinary shares shall, at all times, vote together as one class on all matters submitted to a vote by the members at any such general meeting. Each Class A ordinary share shall be entitled to one vote on all matters subject to the vote at general meetings of our company, and each Class B ordinary share shall be entitled to three votes on all matters subject to the vote at general meetings of our company. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of such meeting or any one shareholder  “Present,” which means, in respect of any person, such person’s presence at a general meeting of members, which may be satisfied by means of such person or, if a corporation or other non-natural person, its duly authorised representative (or, in the case of any member, a proxy which has been validly appointed by such member in accordance with our memorandum and articles of association), being: (a) physically present at the meeting; or (b) in the case of any meeting at which “Communication Facilities” are permitted in accordance with our memorandum and articles of association, including any “Virtual Meeting,” connected by means of the use of such Communication Facilities.

“Communication Facilities” mean video, videoconferencing, internet or online conferencing applications, telephone or tele-conferencing and/or any other video communication, internet or online conferencing application or telecommunications facilities by means of which all persons participating in a meeting are capable of hearing and be heard by each other.

“Virtual Meeting” means any general meeting of the members at which the members (and any other permitted participants of such meeting, including, without limitation, the chairman of such meeting and any directors of our company) are permitted to attend and participate solely by means of Communication Facilities.

An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes attached to the ordinary shares cast by those shareholders who are Present at a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes attached to the ordinary shares cast by those shareholders who are Present at a general meeting. Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all the shareholders of our company, as permitted by the Companies Act and our memorandum and articles of association. A special resolution will be required for important matters such as a change of name or making changes to our memorandum and articles of association.

Transfer of Ordinary Shares

Any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

However, our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which our company has a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:

•

the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

•	the instrument of transfer is in respect of only one class of ordinary shares;
•	the instrument of transfer is properly stamped (in circumstances where stamping is required);
•	the ordinary shares transferred are free of any lien in favor of us;
•	any fee related to the transfer has been paid to us; and
•	in the case of a transfer to joint holders, the number of joint holders to which the share is to be transferred does not exceed four.

If our directors refuse to register a transfer they are required, within two months after the date on which the instrument of transfer was lodged, to send to each of the transferor and the transferee notice of such refusal.

Liquidation

On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of ordinary shares), assets available for distribution among the holders of ordinary shares will be distributed among the holders of the ordinary shares on a pro rata basis. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately. We are a “limited liability” company registered under the Companies Act, and under the Companies Act, the liability of our members is limited to the amount, if any, unpaid on the shares respectively held by them. Our memorandum of association contains a declaration that the liability of our members is so limited.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares

Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares. The ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Ordinary Shares

We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders thereof, on such terms and in such manner as may be determined, before the issue of such shares, by our board of directors. Our company may also repurchase any of our shares provided that the manner and terms of such purchase have been approved by our board of directors or are otherwise authorized by our memorandum and articles of association. Under the Companies Act, the redemption or repurchase of any share may be paid out of our company’s profits or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if our company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding, or (c) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

Requirements to Change the Rights of Holders of Class A Ordinary Shares (Item 10.B.4 of Form 20-F)

Variations of Rights of Shares

If at any time, our share capital is divided into different classes of shares, all or any of the rights attached to any class of shares may be varied or abrogated with the consent in writing of the holders of not less than two-thirds in nominal value of the issued shares of that class or with the sanction of a special resolution passed at a separate meeting of the holders of shares of that class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights will not, unless otherwise expressly provided in the rights attaching to or the terms of issue of the shares of that class, be deemed to be varied or abrogated by the creation or issue of further shares ranking pari passu with such existing class of shares.

General Meetings of Shareholders and Shareholder Proposals

As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. Our memorandum and articles of association provide that we shall in each financial year hold a general meeting as our annual general meeting in which case we shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors.

Shareholders’ annual general meetings and any other general meetings of our shareholders may be convened by a majority of our board of directors. Advance notice of at least 21 calendar days is required for the convening of our annual general shareholders’ meeting and at least 14 calendar days for any extraordinary general meeting of our shareholders. The notice of any general meeting (including a postponed or reconvened meeting) at which Communication Facilities will be utilised (including any Virtual Meeting) must disclose the Communication Facilities that will be utilised, including the procedures to be followed by any member or other participant of the general meeting who wishes to utilise such Communication Facilities for the purpose of attending, participating and voting at such meeting. A quorum required for a general meeting of shareholders consists of one or more shareholders together holding at the date of the relevant meeting not less than 10% of all votes attaching to all shares Present, which carry the right to vote at general meetings.

Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our memorandum and articles of association allow one or more shareholders holding shares representing in aggregate not less than 10% of all votes attaching to all shares Present, on a one vote per share basis, which carry the right to vote at general meetings to requisition an extraordinary general meeting of the shareholders, in which case our directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting; however, our memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

Election and Removal of Directors

Unless otherwise determined by our company in general meeting, our memorandum and articles of association provide that our board of directors will consist of not less than two directors. There are no provisions relating to retirement of directors upon reaching any age limit.

The directors have the power to appoint any person as a director either to fill a casual vacancy on the board or as an addition to the existing board. Any director so appointed shall hold office only until the first annual general meeting of our company after his or her appointment and shall then be eligible for re-election at that meeting. At each annual general meeting, one-third of the directors for the time being, or, if their number is not three or a multiple of three, then the number nearest to, but not less than, one-third, shall retire from office by rotation. The directors to retire in every year shall be those who have been longest in office since their last election but as between persons who became directors on the same day those to retire shall (unless they otherwise agree between themselves) be determined by lot. A retiring director shall retain office until the close of the meeting at which he retires, and shall be eligible for re-election thereat.

Our shareholders may also appoint any person to be a director by way of ordinary resolution.

A director (no matter a managing director or executive director) may be removed with or without cause by an ordinary resolution of our shareholders. The office of a director shall also be vacated automatically if, among other things, the director (1) becomes bankrupt or has a receiving order made against him or suspends payment or compounds with his creditors generally; or (2) an order is made by any competent court or official on the grounds that he is or may be suffering from mental disorder or is otherwise incapable of managing his affairs and the board of directors resolves that his office be vacated; or (3) without leave, is absent from meetings of the board for a continuous period of 12 months, and the board resolves that his office be vacated; or (4) ceases to be or is prohibited from being a director by law or by virtue of any provisions in our articles of association; or (5) is removed from office by notice in writing served upon him signed by not less than three-fourths in number (or, if that is not a round number, the nearest lower round number) of our directors (including himself) then in office.

Proceedings of Board of Directors

Our memorandum and articles of association provide that our business is to be managed and conducted by our board of directors. The quorum necessary for board meetings may be fixed by the board and, unless so fixed at another number, will be a majority of the directors then in office.

Our memorandum and articles of association provide that our board of directors may from time to time at its discretion exercise all powers of our company to raise or borrow or to secure the payment of any sum or sums of money for the purposes of our company and to mortgage or charge the undertaking, property and assets (present and future) and uncalled capital of our company and issue debentures, bonds and other securities of our company, whether outright or as collateral security for any debt, liability or obligation of our company or of any third party.

Limitations on the Rights to Own Shares (Item 10.B.6 of Form 20-F)

There are no limitations imposed by our memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our Class A ordinary shares.

Provisions Affecting Any Change of Control (Item 10.B.7 of Form 20-F)

Anti-Takeover Provisions in the Memorandum and Articles of Association

Some provisions of our memorandum and articles of association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our memorandum and articles of association, as amended and restated from time to time, for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Ownership Threshold (Item 10.B.8 of Form 20-F)

There are no provisions in our memorandum and articles of association that require our company to disclose shareholder ownership above any particular ownership threshold. However, our shareholders will be required to disclose shareholder ownership in accordance with applicable laws and regulations.

Differences Between the Law of Different Jurisdictions (Item 10.B.9 of Form 20-F)

The Companies Act is derived, to a large extent, from the older Companies Acts of England but does not follow recent United Kingdom statutory enactments, and accordingly there are significant differences between the Companies Act and the current Companies Act of England. In addition, the Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements

The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (b) a “consolidation” means the combination of two or more constituent companies into a combined company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) if they follow the required procedures, subject to certain exceptions. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies; provided that the arrangement is approved by (a) 75% in value of shareholders; or (b) a majority in number representing 75% in value of creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to the required majority vote have been met;
•

the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and
•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

When a takeover offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the

Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to apply and follow the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) which permit a minority shareholder to commence a class action against, or derivative actions in the name of, a company to challenge the following:

•	an acts which is illegal or ultra vires;
•	an act which, although not ultra vires, could only be effected duly if authorized by a special or qualified majority vote that has not been obtained; and
•	an act which constitutes a fraud on the minority where the wrongdoers are themselves in control of the company.

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our memorandum and articles of association provide that our directors and officers shall be indemnified out of the assets and profits of our company from and against all actions, costs, charges, losses, damages and expenses which they shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, in their respective offices or trusts; provided that this indemnity shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of said persons. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we have entered into indemnification agreements with our directors and senior executive officers that provide such persons with additional indemnification beyond that provided in our memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Anti-Takeover Provisions in the Memorandum and Articles of Association

Some provisions of our memorandum and articles of association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our memorandum and articles of association, as amended and restated from time to time, for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore he owes the following duties to the company — a duty to act in good faith in the best interests of the company, a duty not to make a personal profit based on his or her position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. The Delaware General Corporation Law does not provide shareholders an express right to put any proposal before the annual meeting of shareholders, but in keeping with common law, Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our memorandum and articles of association provides that, on the requisition of any one or more shareholders holding shares representing in aggregate not less than 10% of all votes attaching to all shares Present, on a one vote per share basis, which carry the right to vote at general meetings, the board shall convene an extraordinary general meeting. However, our memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders. As a Cayman Islands exempted company, we are not obliged by law to call shareholders’ annual general meetings, but our memorandum and articles of association obliges our company in each financial year to hold a general meeting as our annual general meeting in addition to any other meeting in that financial year. The annual general meeting may be held at such time and place as our board of directors shall appoint.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. Cayman Islands law does not prohibit cumulative voting, but our memorandum and articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation or bylaws that is approved by its shareholders, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock or who or which is an affiliate or associate of the corporation and owned 15% or more of the corporation’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, the directors of the Company are required to comply with fiduciary duties which they owe to the Company under Cayman Islands laws, including the duty to ensure that, in their opinion, any such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our memorandum and articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class only with the written consent of the holders of not less than two-thirds in nominal value of the issued shares of that class or with the sanction of a special resolution passed at a separate meeting of the holders of shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors. Under the Companies Act and our memorandum and articles of association, our memorandum and articles of association may only be amended by a special resolution of our shareholders.

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by our memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Directors’ Power to Issue Shares

Under our memorandum and articles of association, our board of directors is empowered to issue or allot shares or grant options and warrants with or without preferred, deferred, qualified or other special rights or restrictions.

Changes in Capital (Item 10.B.10 of Form 20-F)

Our shareholders may from time to time by ordinary resolution:

•	increase our share capital by such sum, to be divided into shares of such amount, as the resolution shall prescribe;
•	consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;
•

sub-divide our existing shares, or any of them into shares of a smaller amount; provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; or

•

cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled.

Our shareholders may by special resolution, subject to confirmation by the Grand Court of the Cayman Islands on an application by our company for an order confirming such reduction, reduce our share capital or any capital redemption reserve in any manner permitted by law.

Debt Securities (Item 12.A of Form 20-F)

Not applicable.

Warrants and Rights (Item 12.B of Form 20-F)

Not applicable.

Other Securities (Item 12.C of Form 20-F)

Not applicable.

Description of Notes (Item 12.A of Form 20-F)

The following description is only a summary of the material terms of the 2024 Notes and 2030 Notes and does not purport to be complete. The 2024 Notes were issued under and governed by an indenture dated as of July 5, 2019, as supplemented by the first supplemental indenture dated as of July 5, 2019, and the second supplemental indenture dated as of July 8, 2020 (as so supplemented, the “indenture”), between us and Deutsche Bank Trust Company Americas, as trustee (the “trustee”). The following description of certain material terms of the Notes is subject to, and is qualified in its entirety by reference to, the indenture, including definitions of specified terms used in the indenture, and to the Trust Indenture Act of 1939, as amended. We urge you to read the indenture because it, and not this description, defines your rights as a beneficial holder of the Notes. The Indenture, and the first supplemental indenture have been filed with the SEC as exhibits to Form 6-K (File No. 001-36397), filed on July 5, 2019. The second supplemental indenture have been filed with the SEC as an exhibit to Form 6-K (File No. 001-36397), filed on July 8, 2020.

Principal, Maturity and Interest

The Notes will constitute a series of securities under the indenture.

The 2024 Notes will initially be issued in an aggregate principal amount of US$800,000,000 and will mature on July 5, 2024 unless the 2024 Notes are redeemed prior to their maturity pursuant to the indenture and the terms thereof. The 2024 Notes will bear interest at the rate of 3.500% per annum. Interest on the 2024 Notes will accrue from July 5, 2019 and will be payable semi-annually in arrears on January 5 and July 5 of each year, beginning on January 5, 2020, to the persons in whose names the 2024 Notes are registered at the close of business on the preceding June 21 and December 22, respectively, which we refer to as the record dates. At maturity, the 2024 Notes are payable at their principal amount plus accrued and unpaid interest thereon. In any case where the payment of principal of, premium (if any) or interest on the 2024 Notes is due on a date that is not a Business Day (as defined under the heading “Optional Redemption” below), then payment of principal of, premium (if any) or interest on the 2024 Notes, as the case may be, shall be made on the next succeeding Business Day and no interest shall accrue with respect to such payment for the period from and after such date that is not a Business Day to such next succeeding Business Day. Interest shall be calculated on the basis of a 360-day year consisting of twelve 30-day months.

The 2030 Notes will initially be issued in an aggregate principal amount of US$750,000,000 and will mature on July 8, 2030 unless the 2030 Notes are redeemed prior to their maturity pursuant to the indenture and the terms thereof. The 2030 Notes will bear interest at the rate of 3.375% per annum. Interest on the 2030 Notes will accrue from July 8, 2020 and will be payable semi-annually in arrears on January 8 and July 8 of each year, beginning on January 8, 2021, to the persons in whose names the 2030 Notes are registered at the close of business on the preceding December 25 and June 24, respectively, which we refer to as the record dates. At maturity, the 2030 Notes are payable at their principal amount plus accrued and unpaid interest thereon. In any case where the payment of principal of, premium (if any) or interest on the 2030 Notes is due on a date that is not a Business Day, then payment of principal of, premium (if any) or interest on the 2030 Notes, as the case may be, shall be made on the next succeeding Business Day and no interest shall accrue with respect to such payment for the period from and after such date that is not a Business Day to such next succeeding Business Day. Interest shall be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Denomination

The Notes shall be denominated in minimum principal amounts of US$200,000 and in integral multiples of US$1,000 in excess thereof. The Notes are issued in global registered form.

Issuance of Additional Notes

We may, from time to time, without the consent of the holders of the Notes, create and issue additional Notes having the same terms and conditions as the Notes in all respects (or in all respects except for the issue date, the issue price, the first date for accrual of interest and the first payment of interest). The additional Notes issued in this manner will be consolidated with the previously outstanding Notes to constitute a single series of the Notes. We will not issue any additional Notes with the same CUSIP, ISIN or other identifying number as any Notes offered hereby unless the additional Notes are fungible with the outstanding Notes for U.S. federal income tax purposes.

Ranking

The Notes will be our senior unsecured obligations issued under the indenture. The Notes will rank senior in right of payment to all of our existing and future obligations expressly subordinated in right of payment to the Notes and rank at least equal in right of payment with all of our existing and future unsecured and unsubordinated obligations (subject to any priority rights pursuant to applicable law). The 2030 Notes will rank senior in right of payment to all of our existing and future obligations expressly subordinated in right of payment to the 2030 Notes and rank at least equal in right of payment with all of our existing and future unsecured and unsubordinated obligations (subject to any priority rights pursuant to applicable law) including our obligations under our convertible senior notes due 2022, and unsecured senior notes due 2024. However, the Notes will be effectively subordinated to all of our existing and future secured obligations, to the extent of the value of the assets serving as security therefor, and be structurally subordinated to all existing and future obligations and other liabilities of our Controlled Entities.

Optional Redemption

We may, upon giving not less than 30 days nor more than 60 days’ notice to holders of the 2024 Notes (which notice shall be irrevocable) and the trustee, redeem the 2024 Notes at any time prior to June 5, 2024, in whole or in part, at a redemption amount equal to the greater of:

•	100% of the principal amount of the 2024 Notes to be redeemed; and
•

the “make whole amount,” which means the amount determined on the fifth Business Day before the redemption date equal to the sum of (i) the present value of the principal amount of the Notes to be redeemed, assuming a scheduled repayment thereof on the stated maturity date, plus (ii) the present value of the remaining scheduled payments of interest to and including the stated maturity date, in each case discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months and, in the case of an incomplete month, the actual number of days elapsed) at the Treasury Yield plus 30 basis points, plus, in each case, accrued and unpaid interest on the 2024 Notes to be redeemed, if any, to, but not including, the applicable redemption date; provided that the principal amount of a Note remaining  outstanding after redemption in part shall be US$200,000 or an integral multiple of US$1,000 in excess thereof.

We may, upon giving not less than 30 days nor more than 60 days’ notice to holders of the 2030 Notes (which notice shall be irrevocable) and the trustee, redeem the Notes at any time prior to April 8, 2030, in whole or in part, at a redemption amount equal to the greater of:

•	100% of the principal amount of the 2030 Notes to be redeemed; and
•

the “make whole amount,” which means the amount determined on the fifth Business Day before the redemption date equal to the sum of (i) the present value of the principal amount of the Notes to be redeemed, assuming a scheduled repayment thereof on the stated maturity date, plus (ii) the present value of the remaining scheduled payments of interest to and including the stated maturity date, in each case discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months and, in the case of an incomplete month, the actual number of days elapsed) at the Treasury Yield plus 45 basis points, plus, in each case, accrued and unpaid interest on the Notes to be redeemed, if any, to, but not including, the applicable redemption date; provided that the principal amount of a Note remaining outstanding after redemption in part shall be US$200,000 or an integral multiple of US$1,000 in excess thereof.

At least five days prior to the date when the notice of redemption is sent to holders of the Notes (unless a shorter notice period shall be acceptable to the trustee), we shall notify the trustee in writing of such proposed redemption date and the principal amount of the Notes to be redeemed.

In addition, we may, upon giving not less than 30 days nor more than 60 days’ notice to holders of the 2024 Notes (which notice shall be irrevocable) and the trustee, redeem the 2024 Notes at any time from or after June 5, 2024, in whole or in part, at a redemption price equal to 100% of the principal amount of the 2024 Notes to be redeemed plus, accrued and unpaid interest on the 2024 Notes to be redeemed, if any, to, but not including, the applicable redemption date.

We may, upon giving not less than 30 days nor more than 60 days’ notice to holders of the 2030 Notes (which notice shall be irrevocable) and the trustee, redeem the 2030 Notes at any time from or after April 8, 2030, in whole or in part, at a redemption price equal to 100% of the principal amount of the 2030 Notes to be redeemed plus, accrued and unpaid interest on the 2030 Notes to be redeemed, if any, to, but not including, the applicable redemption date.

“Business Day” means a day other than a Saturday, Sunday or a day on which banking institutions or trust companies in The City of New York, Hong Kong or Beijing are authorized or obligated by law, regulation or executive order to remain closed.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes to be redeemed.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if we obtain fewer than three such Reference Treasury Dealer Quotations, the average of all quotations obtained.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Reference Treasury Dealer” means each of any three investment banks of recognized standing that is a primary U.S. government securities dealer in the United States, selected by us in good faith.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer as of 5:00 p.m., New York City time, on the fifth Business Day before such redemption date.

“Treasury Yield” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the fifth Business Day before such redemption date) of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

The notice of redemption will be delivered at least 30 days but not more than 60 days before the redemption date to each holder of record of the Notes to be redeemed at its registered address. The notice of redemption for the Notes will state, among other things, the amount of Notes to be redeemed, the redemption date, the manner in which the redemption price will be calculated and the place or places that payment will be made upon presentation and surrender of Notes to be redeemed. Unless we default in the payment of the redemption price, interest will cease to accrue on any Notes that have been called for redemption at the redemption date. If less than all of the Notes are to be redeemed, the Notes to be redeemed will be selected (i) if listed on a national securities exchange or held through the clearing systems then in compliance with the requirements of such national securities exchange or the clearing system, and (ii) if the Notes are not listed on any securities exchange and are not held through the clearing systems then pro rata, by lot or in such other manner as the trustee deems appropriate in its sole discretion, unless otherwise required by law.

Repurchase Upon Triggering Event

If a Triggering Event occurs, unless we have exercised our right to redeem the Notes as described under the heading “Description of Debt Securities—Tax Redemption” in the relevant prospectus or under the heading “Optional Redemption” above, we will be required to make an offer to repurchase all or, at the holder’s option, any part (equal to US$200,000 or multiples of US$1,000 in excess thereof), of each holder’s Notes pursuant to the offer described below (the “Triggering Event Offer”) on the terms set forth in the indenture and the Notes. In the Triggering Event Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased to, but not including, the date of purchase (the “Triggering Event Payment”).

Within 30 days following a Triggering Event, we will be required to mail a notice to holders of the Notes, with a copy to the trustee, describing the transaction or transactions that constitute the Triggering Event and offering to repurchase the Notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is delivered (the “Triggering Event Payment Date”), pursuant to the procedures required by the Notes and described in such notice.

On the Triggering Event Payment Date, we will be required, to the extent lawful, to:

•	accept for payment all Notes or portions of Notes properly tendered pursuant to the Triggering Event Offer;
•

deposit with the relevant paying agent one Business Day prior to the Triggering Event Payment Date an amount equal to the Triggering Event Payment in respect of all Notes or portions of Notes properly tendered; and

•

deliver or cause to be delivered to the trustee the Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by us.

The relevant paying agent will be required to promptly deliver, to each holder who properly tendered Notes, the purchase price for such Notes properly tendered, and the trustee will be required to promptly authenticate and deliver (or cause to be transferred by book-entry) to each such holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount of US$200,000 or a multiple of US$1,000 in excess thereof.

We will not be required to make a Triggering Event Offer upon a Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all Notes properly tendered and not withdrawn under its offer. In the event that such third party terminates or defaults its offer, we will be required to make a Triggering Event Offer treating the date of such termination or default as though it were the date of the Triggering Event.

We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (“Exchange Act”), to the extent applicable, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Triggering Event. To the extent that the provision of any such securities laws or regulations conflicts with the Triggering Event Offer provisions of the Notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Triggering Event Offer provisions of the Notes by virtue of any such conflict.

There can be no assurance that we will have sufficient funds available at the time of a Triggering Event to consummate a Triggering Event Offer for all Notes then outstanding (or all Notes properly tendered by the holders of such Notes) and pay the Triggering Event Payment. We may also be prohibited by terms of other indebtedness or agreements from repurchasing the Notes upon a Triggering Event, which would require us to repay the relevant indebtedness or terminate the relevant agreement before we can proceed with a Triggering Event Offer, and there can be no assurance that we will be able to effect such repayment or termination.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Shares and limited liability or partnership interests (whether general or limited), but excluding any debt securities convertible or exchangeable into such equity.

“Consolidated Affiliated Entity” of any Person means any corporation, association or other entity which is or is required to be consolidated with such Person under Accounting Standards Codification subtopic 810-10, Consolidation: Overall (including any changes, amendments or supplements thereto) or, if such Person prepares its financial statements in accordance with accounting principles other than U.S. GAAP, the equivalent of Accounting Standards Codification subtopic 810-10, Consolidation: Overall under such accounting principles. Unless otherwise specified herein, each reference to a Consolidated Affiliated Entity will refer to a Consolidated Affiliated Entity of ours.

“Controlled Entity” of any Person means a Subsidiary or a Consolidated Affiliated Entity of such Person.

“Group” means the Company and our Controlled Entities.

“Person” means any individual, corporation, firm, limited liability company, partnership, joint venture, undertaking, association, joint stock company, trust, unincorporated organization, trust, state, government or any agency or political subdivision thereof or any other entity (in each case whether or not being a separate legal entity).

“Preferred Shares,” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends upon liquidation, dissolution or winding up.

“Subsidiary” of any Person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or Persons performing similar functions) or (b) any partnership, joint venture limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), voting at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company.

“Triggering Event” means (A) any change in or amendment to the laws, regulations and rules of China or the official interpretation or official application thereof (a “change in law”) that results in (x) the Group (as in existence immediately subsequent to such change in law), as a whole, being legally prohibited from operating substantially all of the business operations conducted by the Group (as in existence immediately prior to such change in law) as of the last date of the period described in our consolidated financial statements for the most recent fiscal quarter and (y) our being unable to continue to derive substantially all of the economic benefits from the business operations conducted by the Group (as in existence immediately prior to such change in law) in the same manner as reflected in our consolidated financial statements for the most recent fiscal quarter and (B) we have not furnished to the trustee, prior to the date that is twelve months after the date of the change in law, an opinion from an independent financial advisor or an independent legal counsel stating either (1) we are able to continue to derive substantially all of the economic benefits from the business operations conducted by the Group (as in existence immediately prior to such change in law), taken as a whole, as reflected in our consolidated financial statements for the most recent fiscal quarter (including after giving effect to any corporate restructuring or reorganization plan of ours) or (2) such change in law would not materially adversely affect our ability to make principal and interest payments on the Notes when due.

The definition of Triggering Event includes a phrase relating to operating “substantially all” or deriving “substantially all” of the economic benefits from, the business operations conducted by the Group. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the applicability of the requirement that we offer to repurchase the Notes as a result of a Triggering Event may be uncertain.

Modification and Waiver

The provisions of the indenture relating to modification and waiver, which are described under the heading “Description of Debt Securities—Modification and Waiver” in the relevant prospectus, will apply to the Notes, with the additional provisions that:

(i)

we and the trustee may not, without the consent of each holder of the Notes affected thereby, reduce the amount of the premium payable upon the redemption or repurchase the Notes or change the time at which the Notes may be redeemed or repurchased as described above under “—Optional Redemption” or “—Repurchase Upon Triggering Event” whether through an amendment or waiver of provisions in the covenants, definitions or otherwise (except through amendments to the definition of “Triggering Event”); and

(ii)

we and the trustee may, without the consent of any holder of the Notes, amend the indenture and the Notes to conform the text of the indenture or the Notes to any provision of this “Description of the Notes” to the extent that such provision in this “Description of the Notes” was intended to be a verbatim recitation of a provision of the indenture or the Notes as evidenced to the trustee by an officers’ certificate.

Limitation on Liens

So long as any Note remains outstanding, we will not create or have outstanding, and we will ensure that none of our Principal Controlled Entities will create or have outstanding, any Lien upon the whole or any part of their respective present or future undertaking, assets or revenues (including any uncalled capital) securing any Relevant Indebtedness or securing any guarantee or indemnity in respect of any Relevant Indebtedness either of us or of any of our Principal Controlled Entities, without (i) at the same time or prior thereto securing the Notes equally and ratably therewith or (ii) providing such other security for the Notes as shall be approved by an act of the holders of the Notes holding at least a majority of the principal amount of the Notes then outstanding.

The foregoing restriction will not apply to:

(i)	any Lien arising or already arisen automatically by operation of law which is timely discharged or disputed in good faith by appropriate proceedings;
(ii)

any Lien in respect of the obligations of any Person which becomes a Principal Controlled Entity or which merges with or into us or a Principal Controlled Entity after the date of the indenture which is in existence at the date on which it becomes a Principal Controlled Entity or merges with or into us or a Principal Controlled Entity; provided that any such Lien was not incurred in anticipation of such acquisition or of such Person becoming a Principal Controlled Entity or being merged with or into us or a Principal Controlled Entity;

(iii)	any Lien created or outstanding in favor of us;
(iv)

any Lien in respect of Relevant Indebtedness of us or any Principal Controlled Entity with respect to which we or such Principal Controlled Entity has paid money or deposited money or securities with a fiscal agent, trustee or depository to pay or discharge in full the obligations of us or such Principal Controlled Entity in respect thereof (other than the obligation that such money or securities so paid or deposited, and the proceeds therefrom, be sufficient to pay or discharge such obligations in full);

(v)

any Lien created in connection with Relevant Indebtedness of us or any Principal Controlled Entity denominated in Chinese Renminbi and initially offered, marketed or issued primarily to Persons resident in China;

(vi)	any Lien created in connection with a project financed with, or created to secure, Non-recourse Obligations; or
(vii)

any Lien arising out of the refinancing, extension, renewal or refunding of any Relevant Indebtedness secured by any Lien permitted by the foregoing clause (ii), (v), (vi) or this clause (vii); provided that such Relevant Indebtedness is not increased beyond the principal amount thereof (together with the costs of such refinancing, extension, renewal or refunding) and is not secured by any additional property or assets.

“Lien” means any mortgage, charge, pledge, lien or other form of encumbrance or security interest.

“Non-recourse Obligation” means indebtedness or other obligations substantially related to (i) the acquisition of assets (including any Person that becomes a Controlled Entity) not previously owned by the Company or any of its Controlled Entities or (ii) the financing of a project involving the purchase, development, improvement or expansion of properties of the Company or any of its Controlled Entities, as to which the obligee with respect to such indebtedness or obligation has no recourse to the Company or any of its Principal Controlled Entities or to the assets of the Company or any such Principal Controlled Entity other than the Controlled Entity (and its assets) or the assets which were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof).

“Relevant Indebtedness” means any indebtedness which is in the form of, or represented or evidenced by, bonds, notes, debentures, loan stock or other securities which for the time being are, or are intended to be or are commonly, quoted, listed or dealt in or traded on any stock exchange or over-the-counter or other securities market.

Certain Definitions

Set forth below are definitions of certain of the terms used herein. Additional terms are defined elsewhere above or in the Indenture.

“Principal Controlled Entities” at any time shall mean one of our Non-listed Controlled Entities

(i)	as to which one or more of the following conditions is/are satisfied:
(a)

its total revenue or (in the case of one of our Non-listed Controlled Entities which has one or more Non-listed Controlled Entities) consolidated total revenue attributable to us is at least 10% of our consolidated total revenue;

(b)

its net profit or (in the case of one of our Non-listed Controlled Entities which has one or more Non-listed Controlled Entities) consolidated net profit attributable to us (in each case before taxation and exceptional items) is at least 10% of our consolidated net profit (before taxation and exceptional items); or

(c)

its net assets or (in the case of one of our Non-listed Controlled Entities which has one or more Non-listed Controlled Entities) consolidated net assets attributable to us (in each case after deducting minority interests in Subsidiaries) are at least 10% of our consolidated net assets (after deducting minority interests in Subsidiaries);

all as calculated by reference to the then latest audited financial statements (consolidated or, as the case may be, unconsolidated) of our Non-listed Controlled Entity and our then latest audited consolidated financial statements;

provided that, in relation to paragraphs (a), (b) and (c) above:

(1)

in the case of a corporation or other business entity becoming a Non-listed Controlled Entity after the end of the financial period to which our latest consolidated audited accounts relate, the reference to our then latest consolidated audited accounts and our Non-listed Controlled Entities for the purposes of the calculation above shall, until our consolidated audited accounts for the financial period in which the relevant corporation or other business entity becomes a Non-listed Controlled Entity are issued, be deemed to be a reference to the then latest consolidated audited accounts of us and our Non-listed Controlled Entities adjusted to consolidate the latest audited accounts (consolidated in the case of a Non-listed Controlled Entity which itself has Controlled Entities) of such Non-listed Controlled Entity in such accounts;

(2)

if at any relevant time in relation to us or any Non-listed Controlled Entity which itself has Non-listed Controlled Entities, no consolidated accounts are prepared and audited, total revenue, net profit or net assets of us and/or any such Non-listed Controlled Entity shall be determined on the basis of pro forma consolidated accounts prepared for this purpose by or on behalf of us;

(3)

if at any relevant time in relation to any Non-listed Controlled Entity, no accounts are audited, its net assets (consolidated, if appropriate) shall be determined on the basis of pro forma accounts (consolidated, if appropriate) of the relevant Non-listed Controlled Entity prepared for this purpose by or on behalf of us; and

(4)

if the accounts of any Non-listed Controlled Entity (not being a Non-listed Controlled Entity referred to in proviso (1) above) are not consolidated with our accounts, then the determination of whether or not such Non-listed Controlled Entity is a Principal Controlled

Entity shall be based on a pro forma consolidation of its accounts (consolidated, if appropriate) with our consolidated accounts (determined on the basis of the foregoing); or

(ii)

to which is transferred all or substantially all of the assets of a Non-listed Controlled Entity which immediately prior to the transfer was a Principal Controlled Entity; provided that, with effect from such transfer, the Non-listed Controlled Entity which so transfers its assets and undertakings shall cease to be a Principal Controlled Entity (but without prejudice to paragraph (i) above) and the Non-listed Controlled Entity to which the assets are so transferred shall become a Principal Controlled Entity.

An officers’ certificate delivered to the trustee certifying in good faith as to whether or not a Controlled Entity is a Principal Controlled Entity shall be conclusive in the absence of manifest error.

“Non-listed Controlled Entities” means the Controlled Entities other than (i) any Controlled Entities with shares of common stock or other common equity interests listed on a nationally recognized stock exchange, including but not limited to the Shanghai Stock Exchange; and (ii) any Subsidiaries or Consolidated Affiliated Entities of any Controlled Entity referred to in clause (i) of this definition.

Legal Defeasance and Covenant Defeasance

The provisions of the indenture relating to legal defeasance and covenant defeasance, which are described under the heading “Description of Debt Securities—Legal Defeasance and Covenant Defeasance” in the relevant prospectus, will apply to the Notes, and in addition, we may also exercise Covenant Defeasance with respect to our obligations under the indenture and the Notes that are described under the headings “—Repurchase Upon Triggering Event” and “—Limitation on Liens” above.

No Sinking Fund

The Notes will not be subject to, nor entitled to the benefit of, any sinking fund.

Book-Entry; Delivery and Form

The Notes will be represented by one or more global notes that will be deposited with and registered in the name of DTC or its nominee for the accounts of its participants, including Euroclear Bank SA/NV (“Euroclear”) as operator of the Euroclear System, and Clearstream Banking S.A. (“Clearstream”). We will not issue certificated Notes, except in the limited circumstances described below. Transfers of ownership interests in the global notes will be effected only through entries made on the books of DTC participants acting on behalf of beneficial owners. You will not receive written confirmation from DTC of your purchase. The direct or indirect participants through whom you purchased the Notes should send you written confirmations providing details of your transactions, as well as periodic statements of your holdings. The direct and indirect participants are responsible for keeping accurate account of the holdings of their customers like you. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the

You, as the beneficial owner of Notes, will not receive certificates representing ownership interests in the global notes, except in the following limited circumstances: (1) DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be eligible under the indenture and we do not appoint a successor depositary within 90 days; (2) we determine that the Notes will no longer be represented by global notes and execute and deliver to the trustee an officers’ certificate to such effect; or (3) an event of default with respect to the Notes will have occurred and be continuing. These certificated Notes will be registered in such name or names as DTC will instruct the trustee and the agents. It is expected that such instructions may be based upon directions received by DTC from participants with respect to ownership of beneficial interests in global notes.

So long as DTC or its nominee is the registered owner and holder of the global notes, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the global notes for all purposes under the indenture relating to the Notes. Except as provided above, you, as the beneficial owner of interests in the global notes, will not be entitled to have Notes registered in your name, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owner or holder thereof under the indenture.

Accordingly, you, as the beneficial owner, must rely on the procedures of DTC and, if you are not a DTC participant, on the procedures of the DTC participants through which you own your interest, to exercise any rights of a holder under the indenture.

Neither we, the trustee, nor any other agent of ours or agent of the trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in global notes or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests. DTC’s practice is to credit the accounts of DTC’s direct participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in a security as shown on the records of DTC, unless DTC has reason to believe that it will not receive payment on the payment date. The underwriters will initially designate the accounts to be credited. Beneficial owners may experience delays in receiving distributions on their Notes because distributions will initially be made to DTC and they must be transferred through the chain of intermediaries to the beneficial owner’s account. Payments by DTC participants to you will be the responsibility of the DTC participant and not of DTC, the trustee or us. Accordingly, we and any paying agent will have no responsibility or liability for: any aspect of DTC’s records relating to, or payments made on account of, beneficial ownership interests in the Notes represented by a global securities certificate; any other aspect of the relationship between DTC and its participants or the relationship between those participants and the owners of beneficial interests in a global securities certificate held through those participants; or the maintenance, supervision or review of any of DTC’s records relating to those beneficial ownership interests.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

We have been informed that, under DTC’s existing practices, if we request any action of holders of senior notes, or an owner of a beneficial interest in a global security such as you desires to take any action which a holder of the Notes is entitled to take under the indenture, DTC would authorize the direct participants holding the relevant beneficial interests to take such action, and those direct participants and any indirect participants would authorize beneficial owners owning through those direct and indirect participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Clearstream and Euroclear have provided us with the following information:

Clearstream

Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream participants include underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Clearstream’s U.S. participants are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant either directly or indirectly.

Distributions with respect to the Notes held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Euroclear

Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear performs various other services, including securities lending and borrowing and interacts with domestic markets in several countries. Euroclear is operated by Euroclear Bank SA/NV under contract with Euroclear plc, a U.K. corporation. All operations are conducted by the Euroclear operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear operator, not Euroclear plc. Euroclear plc establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Euroclear operator is a Belgian bank. As such it is regulated by the Belgian Banking and Finance Commission.

Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific clearance accounts. The Euroclear operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions with respect to the Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Euroclear has further advised us that investors who acquire, hold and transfer interests in the Notes by book-entry through accounts with the Euroclear operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the global securities certificates.

Global Clearance and Settlement Procedures

Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same Day Funds Settlement System. Secondary market trading between Clearstream participants and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream participants or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving Notes through DTC, and making or receiving payment in accordance with normal procedures for same day funds settlement applicable to DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time zone differences, credits of the Notes received through Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such Notes settled during such processing will be reported to the relevant Euroclear participants or Clearstream participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the Notes by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of Notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be modified or discontinued at any time. Neither we nor the paying agent will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect participants of their obligations under the rules and procedures governing their operations.

Description of American Depositary Shares (Items 12.D.1 and 12.D.2 of Form 20-F)

The name of the depositary is JPMorgan Chase Bank, N.A. The depositary’s office is located at 383 Madison Avenue, Floor 11, New York, NY 10179.

Each ADS will represent an ownership interest of one Class A ordinary share, deposited with the custodian, as agent of the depositary. Each ADS will also represent any securities, cash or other property deposited with the depositary but which they have not distributed directly to you.

You, as an ADS holder, may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, by having an ADS registered in your name on the books of the depositary, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.

As an ADR holder, we will not treat you as a shareholder of ours and you will not have any shareholder rights. Cayman Island law governs shareholder rights. Because the depositary or its nominee will be the shareholder of record for the shares represented by all outstanding ADSs, shareholder rights rest with such record holder. Your rights are those of an ADR holder. Such rights derive from the terms of the deposit agreement to be entered into between us, the depositary and all registered holders from time to time of ADSs issued under the deposit agreement. The obligations of the depositary and its agents are also set out in the deposit agreement. Because the depositary or its nominee will actually be the registered owner of the shares, you must rely on it to exercise the rights of a shareholder on your behalf. The deposit agreement and the ADSs are governed by New York law.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of American Depositary Receipt. This summary does not purport to be complete and is subject to and qualified in its entirety by our Form F-6 filed on April 4, 2014 (Commission file No. 333-195072), as amended, which is incorporated herein by reference, including the exhibits thereto. For directions on how to obtain copies of those documents, see “Item 10.H. Additional Information—Documents on Display” of the Form 20-F.

Share Dividends and Other Distributions

How will I receive dividends and other distributions on the shares underlying my ADSs?

We may make various types of distributions with respect to our securities. Cash distributions will be made in U.S. dollars. The depositary has agreed that, to the extent practicable, it will pay you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after converting any cash received into U.S. dollars (if it determines such conversion may be made on a reasonable basis) and, in all cases, making any necessary deductions provided for in the deposit agreement. The depositary may utilize a division, branch or affiliate of JPMorgan Chase Bank, N.A. to direct, manage and/or execute any public and/or private sale of securities under the deposit agreement. Such division, branch and/or affiliate may charge the depositary a fee in connection with such sales, which fee is considered an expense of the depositary. You will receive these distributions in proportion to the number of underlying securities that your ADSs represent.

Except as stated below, the depositary will deliver such distributions to ADR holders in proportion to their interests in the following manner:

•

Cash. The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof (to the extent applicable), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain registered ADR holders, and (iii) deduction of the depositary’s and/or its agents’ expenses in (1) converting any foreign currency to U.S. dollars to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer that is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner. If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, you may lose some or all of the value of the distribution.

•

Shares. In the case of a distribution in shares, the depositary will issue additional ADRs to evidence the number of ADSs representing such shares. Only whole ADSs will be issued. Any shares which would result in fractional ADSs will be sold and the net proceeds will be distributed in the same manner as cash to the ADR holders entitled thereto.

•

Rights to receive additional shares. In the case of a distribution of rights to subscribe for additional shares or other rights, if we timely provide evidence satisfactory to the depositary that it may lawfully distribute such rights, the depositary will distribute warrants or other instruments in the discretion of the depositary representing such rights. However, if we do not timely furnish such evidence, the depositary may:

•	sell such rights if practicable and distribute the net proceeds in the same manner as cash to the ADR holders entitled thereto; or
•	if it is not practicable to sell such rights, do nothing and allow such rights to lapse, in which case ADR holders will receive nothing.

We have no obligation to file a registration statement under the Securities Act in order to make any rights available to ADR holders.

•

Other Distributions. In the case of a distribution of securities or property other than those described above, the depositary may either (i) distribute such securities or property in any manner it deems equitable and practicable or (ii) to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds in the same way it distributes cash.

•

Elective Distributions. In the case of a dividend payable at the election of our shareholders in cash or in additional shares, we will notify the depositary at least 30 days prior to the proposed distribution stating whether or not we wish such elective distribution to be made available to ADR holders. The depositary shall make such elective distribution available to ADR holders only if (i) we shall have timely requested that the elective distribution be available to ADR holders, (ii) the depositary shall have determined that such distribution is reasonably practicable and (iii) the depositary shall have received satisfactory documentation within the terms of the deposit agreement including any legal opinions of counsel that the depositary in its reasonable discretion may request. If the above conditions are not satisfied, the depositary shall, to the extent permitted by law, distribute to the ADR holders, on the basis of the same determination as is made in the local market in respect of the shares for which no election is made, either (x) cash or (y) additional ADSs representing such additional shares. If the above conditions are satisfied, the depositary shall establish procedures to enable ADR holders to elect the receipt of the proposed dividend in cash or in additional ADSs. There can be no assurance that ADR holders generally, or any ADR holder in particular, will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of shares.

If the depositary determines in its discretion that any distribution described above is not practicable with respect to any specific registered ADR holder, the depositary may choose any method of distribution that it deems practicable for such ADR holder, including the distribution of foreign currency, securities or property, or it may retain such items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities, in which case the ADSs will also represent the retained items.

Any U.S. dollars will be distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability and dealt with by the depositary in accordance with its then current practices.

The depositary is not responsible if it decides that it is unlawful or not reasonably practicable to make a distribution available to any ADR holders.

There can be no assurance that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, nor that any of such transactions can be completed within a specified time period.

Deposit, Withdrawal and Cancellation

How does the depositary issue ADSs?

The depositary will issue ADSs if you or your broker deposit shares or evidence of rights to receive shares with the custodian and pay the fees and expenses owing to the depositary in connection with such issuance. In the case of the ADSs issued under our prospectus, we will arrange to have the shares deposited.

Shares deposited in the future with the custodian must be accompanied by certain delivery documentation and shall, at the time of such deposit, be registered in the name of JPMorgan Chase Bank, N.A., as depositary for the benefit of holders of ADRs or in such other name as the depositary shall direct.

The custodian will hold all deposited shares (including those being deposited by or on our behalf in connection with the offering to which our prospectus relates) for the account of the depositary. ADR holders thus have no direct ownership interest in the shares and only have such rights as are contained in the deposit agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited shares. The deposited shares and any such additional items are referred to as “deposited securities”.

Upon each deposit of shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs in the name or upon the order of the person entitled thereto evidencing the number of ADSs to which such person is entitled. All of the ADSs issued will, unless specifically requested to the contrary, be part of the depositary’s direct registration system, and a registered holder will receive periodic statements from the depositary which will show the number of ADSs registered in such holder’s name. An ADR holder can request that the ADSs not be held through the depositary’s direct registration system and that a certificated ADR be issued.

How do ADR holders cancel an ADS and obtain deposited securities?

When you turn in your ADR certificate at the depositary’s office, or when you provide proper instructions and documentation in the case of direct registration ADSs, the depositary will, upon payment of certain applicable fees, charges and taxes, deliver the underlying shares to you or upon your written order. Delivery of deposited securities in certificated form will be made at the custodian’s office. At your risk, expense and request, the depositary may deliver deposited securities at such other place as you may request.

The depositary may only restrict the withdrawal of deposited securities in connection with:

•	temporary delays caused by closing our transfer books or those of the depositary or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends;
•	the payment of fees, taxes and similar charges; or

•	compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Record Dates

The depositary may, after consultation with us if practicable, fix record dates for the determination of the registered ADR holders who will be entitled (or obligated, as the case may be):

•	to receive any distribution on or in respect of shares,
•	to give instructions for the exercise of voting rights at a meeting of holders of shares,
•	to pay the fee assessed by the depositary for administration of the ADR program and for any expenses as provided for in the ADR, or
•	to receive any notice or to act in respect of other matters,

all subject to the provisions of the deposit agreement.

Voting Rights

How do I vote?

If you are an ADR holder and the depositary asks you to provide it with voting instructions, you may instruct the depositary how to exercise the voting rights for the shares which underlie your ADSs. As soon as practicable after receiving notice of any meeting or solicitation of consents or proxies from us, the depositary will distribute to the registered ADR holders a notice stating such information as is contained in the voting materials received by the depositary and describing how you may instruct the depositary to exercise the voting rights for the shares which underlie your ADSs, including instructions for giving a discretionary proxy to a person designated by us. For instructions to be valid, the depositary must receive them in the manner and on or before the date specified.

The depositary will try, as far as is practical, subject to the provisions of and governing the underlying shares or other deposited securities, to vote or to have its agents vote the shares or other deposited securities as you instruct.

Under the deposit agreement for the ADSs, if you do not vote, the depositary will give us a discretionary proxy to vote our ordinary shares underlying your ADSs at shareholders’ meetings unless:

•	we have instructed the depositary that we do not wish a discretionary proxy to be given;
•	we have informed the depositary that there is substantial opposition as to a matter to be voted on at the meeting;
•	a matter to be voted on at the meeting would have a material adverse impact on shareholders; or
•	the voting at the meeting is to be made on a show of hands.

Holders are strongly encouraged to forward their voting instructions to the depositary as soon as possible. Voting instructions will not be deemed to be received until such time as the ADR department responsible for proxies and voting has received such instructions, notwithstanding that such instructions may have been physically received by the depositary prior to such time. The depositary will not itself exercise any voting discretion. Furthermore, neither the depositary nor its agents are responsible for any failure to carry out any voting instructions, for the manner in which any vote is cast or for the effect of any vote. Notwithstanding anything contained in the deposit agreement or any ADR, the depositary may, to the extent not prohibited by law or regulations, or by the requirements of the stock exchange on which the ADSs are listed, in lieu of distribution of the materials provided to the depositary in connection with any meeting of, or solicitation of consents or proxies from, holders of deposited securities, distribute to the registered holders of ADRs a notice that provides such holders with, or otherwise publicizes to such holders, instructions on how to retrieve such materials or receive such materials upon request (for example, by reference to a website containing the materials for retrieval or a contact for requesting copies of the materials).

We have advised the depositary that under the Cayman Islands law and our constituent documents, each as in effect as of the date of the deposit agreement, voting at any meeting of shareholders is by show of hands unless a poll is (before or on the declaration of the results of the show of hands) demanded. In the event that voting on any resolution or matter is conducted on a show of hands basis in accordance with our constituent documents, the depositary will instruct the custodian to vote all deposited securities in accordance with the voting instructions received from a majority of holders of ADSs who provided voting instructions. The depositary will not demand a poll or join in demanding a poll, whether or not requested to do so by holders of ADSs. There is no guarantee that you will receive voting materials in time to instruct the depositary to vote and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

Reports and Other Communications

Will ADR holders be able to view our reports?

The depositary will make available for inspection by ADR holders at the offices of the depositary and the custodian the deposit agreement, the provisions of or governing deposited securities, and any written communications from us which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities.

Additionally, if we make any written communications generally available to holders of our shares, and we furnish copies thereof (or English translations or summaries) to the depositary, it will distribute the same to registered ADR holders.

Reclassifications, Recapitalizations and Mergers

If we take certain actions that affect the deposited securities, including (i) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities or (ii) any distributions of shares or other property not made to holders of ADRs or (iii) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, then the depositary may choose, and shall if reasonably requested by us choose:

•	to amend the form of ADR;
•	to distribute additional or amended ADRs;
•	to distribute cash, securities or other property it has received in connection with such actions;
•	to sell any securities or property received and distribute the proceeds as cash; or
•	to do none of the above.

If the depositary chooses to do none of the above, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in such property.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. ADR holders must be given at least 30 days’ notice of any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or otherwise prejudices any substantial existing right of ADR holders. Such notice need not describe in detail the specific amendments effectuated thereby, but must identify to ADR holders a means to access the text of such amendment. If an ADR holder continues to hold an ADR or ADRs after being so notified, such ADR holder is deemed to agree to such amendment and to be bound by the deposit agreement as so amended. Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment or supplement of the deposit agreement or the form of ADR to ensure compliance therewith, we and the depositary may amend or supplement the deposit agreement and the ADR at any time in accordance with such changed laws, rules or regulations, which amendment or supplement may take effect before a notice is given or within any other period of time as required for compliance. No amendment, however, will impair your right to surrender your ADSs and receive the underlying securities, except in order to comply with mandatory provisions of applicable law.

How may the deposit agreement be terminated?

The depositary may, and shall at our written direction, terminate the deposit agreement and the ADRs by mailing notice of such termination to the registered holders of ADRs at least 30 days prior to the date fixed in such notice for such termination; provided, however, if the depositary shall have (i) resigned as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered holders unless a successor depositary shall not be operating under the deposit agreement within 60 days of the date of such resignation, and (ii) been removed as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered holders of ADRs unless a successor depositary shall not be operating under the deposit agreement on the 120th day after our notice of removal was first provided to the depositary. After the date so fixed for termination, (a) all Direct Registration ADRs shall cease to be eligible for the Direct Registration System and shall be considered ADRs issued on the ADR Register and (b) the depositary shall use its reasonable efforts to ensure that the ADSs cease to be DTC eligible so that neither DTC nor any of its nominees shall thereafter be a registered holder of ADRs. At such time as the ADSs cease to be DTC eligible and/or neither DTC nor any of its nominees is a registered holder of ADRs, the depositary shall (a) instruct its custodian to deliver all shares to us along with a general stock power that refers to the names set forth on the ADR Register and (b) provide us with a copy of the ADR Register. Upon receipt of such shares and the ADR Register, we have agreed to use our best efforts to issue to each registered holder a Share certificate representing the Shares represented by the ADSs reflected on the ADR Register in such registered holder’s name and to deliver such Share certificate to the registered holder at the address set forth on the ADR Register. After providing such instruction to the custodian and delivering a copy of the ADR Register to us, the depositary and its agents will perform no further acts under the Deposit Agreement and the ADRs and shall cease to have any obligations under the Deposit Agreement and/or the ADRs.

Limitations on Obligations and Liability to ADR Holders

Limits on our obligations and the obligations of the depositary; limits on liability to ADR holders and holders of ADSs

Prior to the issue, registration, registration of transfer, split-up, combination, or cancellation of any ADRs, or the delivery of any distribution in respect thereof, and from time to time in the case of the production of proofs as described below, we or the depositary or its custodian may require:

•

payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of shares or other deposited securities upon any applicable register and (iii) any applicable fees and expenses described in the deposit agreement;

•

the production of proof satisfactory to it of (i) the identity of any signatory and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, compliance with applicable law, regulations, provisions of or governing deposited securities and terms of the deposit agreement and the ADRs, as it may deem necessary or proper; and

•	compliance with such regulations as the depositary may establish consistent with the deposit agreement.

The issuance of ADRs, the acceptance of deposits of shares, the registration, registration of transfer, split-up or combination of ADRs or the withdrawal of shares, may be suspended, generally or in particular instances, when the ADR register or any register for deposited securities is closed or when any such action is deemed advisable by the depositary; provided that the ability to withdraw shares may only be limited under the following circumstances: (i)

temporary delays caused by closing transfer books of the depositary or our transfer books or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends, (ii) the payment of fees, taxes, and similar charges, and (iii) compliance with any laws or governmental regulations relating to ADRs or to the withdrawal of deposited securities.

The deposit agreement expressly limits the obligations and liability of the depositary, ourselves and our respective agents, provided, however, that no such disclaimer of liability under the Securities Act is intended by any of the limitations of liabilities provisions of the deposit agreement. In the deposit agreement it provides that neither we nor the depositary nor any such agent will be liable if:

•

any present or future law, rule, regulation, fiat, order or decree of the United States, the Cayman Islands, the People’s Republic of China or any other country, or of any governmental or regulatory authority or securities exchange or market or automated quotation system, the provisions of or governing any deposited securities, any present or future provision of the depositary’s charter, any act of God, war, terrorism, nationalization or other circumstance beyond our, the depositary’s or our respective agents’ control shall prevent or delay, or shall cause any of them to be subject to any civil or criminal penalty in connection with, any act which the deposit agreement or the ADRs provide shall be done or performed by us, the depositary or our respective agents (including, without limitation, voting);

•

the depositary exercises or fails to exercise discretion under the deposit agreement or the ADR including, without limitation, any failure to determine that any distribution or action may be lawful or reasonably practicable;

•	the depositary performs its obligations under the deposit agreement and ADRs without gross negligence or willful misconduct;
•

the depositary takes any action or refrains from taking any action in reliance upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any registered holder of ADRs, or any other person believed by it to be competent to give such advice or information; or

•	the depositary relies upon any written notice, request, direction, instruction or document believed by it to be genuine and to have been signed, presented or given by the proper party or parties.

Neither the depositary nor its agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs. We shall only be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs, which in our opinion may involve us in expense or liability, if indemnity satisfactory to us against all expense (including fees and disbursements of counsel) and liability is furnished as often as may be required. The depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the deposit agreement, any registered holder or holders of ADRs, any ADRs or otherwise related to the deposit agreement or ADRs to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators. The depositary shall not be liable for the acts or omissions made by, or the insolvency of, any securities depository, clearing agency or settlement system. Furthermore, the depositary shall not be responsible for, and shall incur no liability in connection with or arising from, the insolvency of any custodian that is not a branch or affiliate of JPMorgan Chase Bank, N.A. Notwithstanding anything to the contrary contained in the deposit agreement or any ADRs, the depositary shall not be responsible for, and shall incur no liability in connection with or arising from, any act or omission to act on the part of the custodian except to the extent that the custodian committed fraud or willful misconduct in the provision of custodial services to the depositary or failed to use reasonable care in the provision of custodial services to the depositary as determined in accordance with the standards prevailing in the jurisdiction in which the custodian is located. The depositary and the custodian(s) may use third party delivery services and providers of information regarding matters such as pricing, proxy voting, corporate actions, class action litigation and other services in connection with the ADRs and the deposit agreement, and use local agents to provide extraordinary services such as attendance at annual meetings of issuers of securities. Although the depositary and the custodian will use reasonable care (and cause their agents to use reasonable care) in the selection and retention of such third party providers and local agents, they will not be responsible for any errors or omissions made by them in providing the relevant information or services. The depositary shall not have any liability for the price received in connection with any sale of securities, the timing thereof or any delay in action or omission to act nor shall it be responsible for any error or delay in action, omission to act, default or negligence on the part of the party so retained in connection with any such sale or proposed sale.

The depositary has no obligation to inform ADR holders or other holders of an interest in any ADSs about the requirements of Cayman Islands or People’s Republic of China law, rules or regulations or any changes therein or thereto.

Additionally, none of us, the depositary or the custodian shall be liable for the failure by any registered holder of ADRs or beneficial owner therein to obtain the benefits of credits on the basis of non-U.S. tax paid against such holder’s or beneficial owner’s income tax liability. Neither we nor the depositary shall incur any liability for any tax consequences that may be incurred by holders or beneficial owners on account of their ownership of ADRs or ADSs.

Neither the depositary nor its agents will be responsible for any failure to carry out any instructions to vote any of the deposited securities, for the manner in which any such vote is cast or for the effect of any such vote. The depositary may rely upon instructions from us or our counsel in respect of any approval or license required for any currency conversion, transfer or distribution. The depositary shall not incur any liability for the content of any information submitted to it by us or on our behalf for distribution to ADR holders or for any inaccuracy of any translation thereof, for any investment risk associated with acquiring an interest in the deposited securities, for the validity or worth of the deposited securities, for the credit-worthiness of any third party, for allowing any rights to lapse upon the terms of the deposit agreement or for the failure or timeliness of any notice from us. The depositary shall not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the depositary or in connection with any matter arising wholly after the removal or resignation of the depositary, provided that in connection with the issue out of which such potential liability arises the depositary performed its obligations without negligence while it acted as depositary. Neither the depositary nor any of its agents shall be liable to registered holders of ADRs or beneficial owners of interests in ADSs for any indirect, special, punitive or consequential damages (including, without limitation, lost profits) of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought.

In the deposit agreement each party thereto (including, for avoidance of doubt, each holder and beneficial owner and/or holder of interests in ADRs) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any suit, action or proceeding against the depositary and/or us directly or indirectly arising out of or relating to the shares or other deposited securities, the ADSs or the ADRs, the deposit agreement or any transaction contemplated therein, or the breach thereof (whether based on contract, tort, common law or any other theory).

The depositary and its agents may own and deal in any class of our securities and in ADSs.

Conversion between ADSs and Class A Ordinary Shares (Item 12.D.1 and 12.D.2 of Form 20-F)

Dealings and Settlement of Class A Ordinary Shares in Hong Kong

Our Class A ordinary shares now trade on the Hong Kong Stock Exchange in board lots of 20 ordinary shares. Dealings in our Class A ordinary shares on the Hong Kong Stock Exchange will be conducted in Hong Kong dollars.

The transaction costs of dealings in our Class A ordinary shares on the Hong Kong Stock Exchange include:

(a)	Hong Kong Stock Exchange trading fee of 0.005% of the consideration of the transaction, charged to each of the buyer and seller;
(b)	SFC transaction levy of 0.0027% of the consideration of the transaction, charged to each of the buyer and seller;
(c)	trading tariff of HK$0.50 on each and every purchase or sale transaction. The decision on whether or not to pass the trading tariff onto investors is at the discretion of brokers;

(d)	transfer deed stamp duty of HK$5.00 per transfer deed (if applicable), payable by the seller;
(e)	ad valorem stamp duty at a total rate of 0.26% of the value of the transaction, with 0.13% payable by each of the buyer and the seller;
(f)	stock settlement fee, which is currently 0.002% of the gross transaction value, subject to a minimum fee of HK$2.00 and a maximum fee of HK$100.00 per side per trade;
(g)

brokerage commission, which is freely negotiable with the broker (other than brokerage commissions for IPO transactions which are currently set at 1% of the subscription or purchase price and will be payable by the person subscribing for or purchasing the securities); and

(h)

the Hong Kong share registrar will charge between HK$2.50 to HK$20, depending on the speed of service (or such higher fee as may from time to time be permitted under the Hong Kong Listing Rules), for each transfer of ordinary shares from one registered owner to another, each share certificate canceled or issued by it and any applicable fee as stated in the share transfer forms used in Hong Kong.

Investors must settle their trades executed on the Hong Kong Stock Exchange through their brokers directly or through custodians. For an investor who has deposited his/her Class A ordinary shares in his/her stock account or in his/her designated CCASS participant’s stock account maintained with CCASS, settlement will be effected in CCASS in accordance with the General Rules of CCASS and CCASS Operational Procedures in effect from time to time. For an investor who holds the physical certificates, settlement certificates and the duly executed transfer forms must be delivered to his/her broker or custodian before the settlement date.

Conversion between Class A Ordinary Shares Trading in Hong Kong and ADSs

In connection with the initial public offering of our Class A ordinary shares in Hong Kong, or the Hong Kong Public Offering, we have established a branch register of members in Hong Kong, or the Hong Kong share register, which is maintained by our Hong Kong Share Registrar, Computershare Hong Kong Investor Services Limited. Our principal register of members, or the Cayman share register, continues to be maintained by our Principal Share Registrar, Global Incorporation Centre Limited, in the Cayman Islands.

All Class A ordinary shares offered in the Global Offering have been registered on the Hong Kong share register in order to be listed and traded on the Hong Kong Stock Exchange. As described in further detail below, holders of Class A ordinary shares registered on the Hong Kong share register will be able to convert these shares into ADSs, and vice versa.

In connection with the Hong Kong Public Offering, and to facilitate fungibility and conversion between ADSs and Class A ordinary shares and trading between Nasdaq and the Hong Kong Stock Exchange, we have moved a portion of our issued Class A ordinary shares from our register of members maintained in the Cayman Islands to our Hong Kong share register.

Following the listing of our Class A ordinary shares on the Hong Kong Stock Exchange, all deposits of Class A ordinary shares for the issuance of ADSs and all withdrawals of Class A ordinary shares upon the cancellation of ADSs will be in the form of Class A ordinary shares registered on our Hong Kong share register and all corporate actions with respect thereto will be processed via the depositary’s custodian account at CCASS, subject to the rules and procedures applicable to CCASS — eligible securities, subject, in each case, to certain exceptions described below and provided that the foregoing shall not apply to certain of our restricted Class A ordinary shares and Class A ordinary shares as determined by the Company and the depositary, which will be via our Principal Register in the Cayman Islands.

Our ADSs

Our ADSs are currently traded on the Nasdaq. Dealings in our ADSs on the Nasdaq are conducted in U.S. Dollars.

ADSs may be held either:

(a)	directly, by having an ADR in physical certificated form registered in his or her name,
(b)	indirectly, through a brokerage or safekeeping account, or
(c)

by holding a “Direct Registration ADR” in book-entry form through a participant, or a broker’s participant, in the “Direct Registration System,” the system established by the Depositary Trust Company (“DTC”) for the uncertificated registration of ownership of securities utilized by the depositary to record the ownership of ADRs without the issuance of certificates, in which case the ownership is evidenced by periodic statements issued by the Depositary to the holders of ADRs entitled thereto.

If an owner of ADSs decides to hold his or her ADSs through his or her brokerage or safekeeping account, he or she must rely on the procedures of his or her broker or bank to assert his or her rights as ADS owner. Banks and brokers typically hold securities such as the ADSs through participants in the DTC clearing and settlement system. ADSs held through DTC will be registered in the name of a nominee of DTC directly, by having a certificated ADS, or an American Depositary Receipt (ADR), registered in the holder’s name, or by holding in the direct registration system, pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto.

The depositary for our ADSs is JPMorgan Chase Bank, N.A., whose office is located at 383 Madison Avenue, Floor 11, New York, New York 10179, United States of America.

Converting Class A Ordinary Shares Trading in Hong Kong into ADSs

An investor who holds Class A ordinary shares registered in Hong Kong and who intends to convert them to ADSs to trade on the Nasdaq must deposit or have his or her broker deposit the Class A ordinary shares with the depositary’s Hong Kong custodian, JPMorgan Chase Bank, N.A., Hong Kong Branch, or the custodian, in exchange for ADSs.

A deposit of Class A ordinary shares trading in Hong Kong in exchange for ADSs involves the following procedures:

(a)

If Class A ordinary shares have been deposited with CCASS, the investor must transfer Class A ordinary shares to the depositary’s account with the custodian within CCASS by following the CCASS procedures for transfer and submit and deliver a duly completed and signed letter of transmittal to the custodian via his or her broker.

(b)

If Class A ordinary shares are held outside CCASS, the investor must arrange to deposit his or her Class A ordinary shares into CCASS for delivery to the depositary’s account with the custodian within CCASS, submit and deliver a duly completed and signed letter of transmittal to the custodian via his or her broker.

(c)

Upon payment of its fees and expenses, payment or net of the Depositary’s fees and expenses, and payment of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, if applicable, and subject in all cases to the terms of the deposit agreement, the depositary will issue the corresponding number of ADSs in the name(s) requested by an investor and will deliver the ADSs to the designated DTC account of the person(s) designated by an investor or his or her broker if such ADSs are to be held in book-entry form through DTC’s “Direct Registration System.”

For Class A ordinary shares deposited in CCASS, under normal circumstances, the above steps generally require two business days. For Class A ordinary shares held outside CCASS in physical form, the above steps may take 14 business days, or more, to complete. Temporary delays may arise. For example, the transfer books of the depositary may from time to time be closed to ADS issuances. The investor will be unable to trade the ADSs until the procedures are completed.

Converting ADSs to Class A Ordinary Shares Trading in Hong Kong

An investor who holds ADSs and who intends to convert his/her ADSs into Class A ordinary shares to trade on the Hong Kong Stock Exchange must cancel the ADSs the investor holds and withdraw Class A ordinary shares from our ADS program and cause his or her broker or other financial institution to trade such Class A ordinary shares on the Hong Kong Stock Exchange.

An investor that holds ADSs indirectly through a broker should follow the broker’s procedure and instruct the broker to arrange for cancelation of the ADSs, and transfer of the underlying Class A ordinary shares from the depositary’s account with the custodian within the CCASS system to the investor’s Hong Kong stock account.

For investors holding ADSs directly, the following steps must be taken:

(a)

To withdraw Class A ordinary shares from our ADS program, an investor who holds ADSs may turn in such ADSs at the office of the depositary (and the applicable ADR(s) if the ADSs are held in certificated form), and send an instruction to cancel such ADSs to the depositary.

(b)

Upon payment or net of its fees and expenses, payment of CCASS’ fees and expenses, and payment of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, if applicable, and subject in all cases to the terms of the deposit agreement, the depositary will instruct the custodian to deliver Class A ordinary shares underlying the canceled ADSs to the CCASS account designated by an investor.

(c)

If an investor prefers to receive Class A ordinary shares outside CCASS, he or she must receive ordinary shares in CCASS first and then arrange for withdrawal from CCASS. Investors can then obtain a transfer form signed by HKSCC Nominees Limited (as the transferor) and register Class A ordinary shares in their own names with the Hong Kong share registrar.

For Class A ordinary shares to be received in CCASS, under normal circumstances, the above steps generally require two business days. For Class A ordinary shares to be received outside CCASS in physical form, the above steps may take 14 business days, or more, to complete. The investor will be unable to trade the Class A ordinary shares on the Hong Kong Stock Exchange until the procedures are completed.

Temporary delays may arise. For example, the transfer books of the depositary may from time to time be closed to ADS cancelations. In addition, completion of the above steps and procedures is subject to there being a sufficient number of Class A ordinary shares on the Hong Kong share register to facilitate a withdrawal from the ADS program directly into the CCASS system. We are not under any obligation to maintain or increase the number of Class A ordinary shares on the Hong Kong share register to facilitate such withdrawals.

Depositary Requirements

Before the depositary issues ADSs or permits withdrawal of Class A ordinary shares, the depositary may require:

(a)

payment of all amounts required pursuant to the deposit agreement, including the issuance and cancellation fees therein, any stock transfer or other tax or other governmental charges and any stock transfer or registration fees in effect;

(b)	production of satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and
(c)	compliance with procedures it may establish, from time to time, consistent with the deposit agreement, including, but not limited to, presentation of transfer documents.

The depositary may refuse to deliver, transfer, or register issuances, transfers and cancelations of ADSs generally when the transfer books of the depositary or our Hong Kong share registrar are closed or at any time if the depositary or we determine it advisable to do so.

All costs attributable to the transfer of Class A ordinary shares to effect a withdrawal from or deposit of Class A ordinary shares into our ADS program will be borne by the investor requesting the transfer. In particular, holders of Class A ordinary shares and ADSs should note that the Hong Kong share registrar will charge between HK$2.50 to HK$20, depending on the speed of service (or such higher fee as may from time to time be permitted under the Hong Kong Listing Rules), for each transfer of ordinary shares from one registered owner to another, each share certificate canceled or issued by it and any applicable fee as stated in the share transfer forms used in Hong Kong. In addition, holders of ordinary shares and ADSs must pay up to US$5.00 (or less) per 100 ADSs for each issuance of ADSs and each cancelation of ADSs, as the case may be, in connection with the deposit of Class A ordinary shares into, or withdrawal of Class A ordinary shares from, our ADS program.